UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The GEO Group, Inc.
(Name of registrant as specified in its charter)

Not Applicable
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (866) 301-4436

Dear Shareholders:

In advance of the 2012 Annual Meeting of Shareholders and in connection with a series of discussions we have had with our shareholders regarding the compensation of our named executive officers, our Compensation Committee has unanimously agreed to undertake within 90 days (unless otherwise specified below) the following actions with respect to certain executive compensation matters:

•

the Compensation Committee will engage a compensation consultant to perform a benchmarking analysis evaluating our named executive officers’ compensation relative to that of our peer companies (which peer companies will be determined by the compensation consultant and approved by the Compensation Committee);

•

the Compensation Committee will provide that future performance-based equity grants under our equity incentive plans will be subject to multiple annual performance metrics. Such annual metrics for performance-based awards will include, but not be limited to, earnings-per-share performance and/or return on invested capital results (with the vesting of such awards weighted at least 50% towards earnings-per-share performance). Such metrics will not include revenue for future performance-based awards;

•	the Compensation Committee will provide that we will not:

o	enter into any new or amended executive employment or compensation agreements with any executive officer which include any excise or other tax gross-up provisions with respect to any payments due by us to such executive officer under such executive employment or compensation agreements; and

o	enter into any new or amended executive employment or compensation agreements with any executive officer which include any severance provisions that would require a severance payment by us to an executive officer (1) exceeding 3.0x (three times) the amount of such officer’s combined base and bonus compensation for our last completed fiscal year, or (2) in the event of a change in control of our company (unless such change in control is reasonably preceded or followed by the termination without cause of such executive officer). The foregoing clause (2) will effectively prevent any “single trigger” change in control payments from being included in any new or amended executive employment or compensation agreements with any executive officer;

•	the Compensation Committee will undertake a review of our executive compensation agreements and arrangements with all of our named executive officers during the following one-year period;

•

the Compensation Committee will amend its charter to provide that the compensation of our Chief Executive Officer (“CEO”) must be recommended by the Chairman of the Compensation Committee, and that the CEO will not recommend the CEO’s compensation to the Chairman of the Compensation Committee; and

•

the Compensation Committee will adopt a bonus clawback policy providing that any bonus awarded by us to an executive officer (including a named executive officer) under any of our incentive compensation plans may be recouped by us in the event of material fraud or misconduct by the recipient of such bonus.

Notwithstanding the foregoing, the Compensation Committee will provide that we may take actions contrary to the actions set forth above (1) upon the unanimous agreement of the members of the Compensation Committee, and/or (2) in connection with arrangements that may be assumed by us in connection with the acquisition of an entity or assets.

We value our conversations and engagement efforts with our shareholders. We urge our shareholders to cast an advisory vote “FOR” Proposal 3, the advisory vote on the compensation of our named executive officers.